Prosperity Bank(R) Completes Acquisition of Texas Branches of First Bank

HOUSTON, May 3 /PRNewswire-FirstCall/ -- Prosperity Bank®, the banking subsidiary of Prosperity Bancshares, Inc.® (Nasdaq: PRSP), completed the previously announced acquisition of the nineteen (19) Texas retail bank branches of First Bank. The transaction continues Prosperity's strategic growth and expansion of the franchise in Texas.

Prosperity will now operate thirty-one (31) Dallas/Ft. Worth area banking centers and sixty (60) Houston area banking centers. The nineteen locations acquired by Prosperity are all in the Houston and Dallas metropolitan areas and represent a strategic enhancement to Prosperity's presence in these markets.

In connection with the acquisition, Prosperity assumed approximately $500 million in deposits and purchased approximately $100 million in loans.

"We are pleased to complete our transaction with First Bank," said David Zalman, Chief Executive Officer and Chairman of Prosperity Bancshares. "Our team is focused on serving the needs of our newest Texas customers."

"Over this past weekend, all of the acquired customer accounts at these locations were moved onto the Prosperity computer systems," remarked Dan Rollins, President and Chief Operating Officer of Prosperity Bancshares. "Within the next few weeks, all of the operational integration and rebranding of these locations will be complete."

Prosperity Bancshares, Inc.®
Prosperity Bancshares, Inc.®, a $9.7 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based upon service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy-six (176) full service banking locations; sixty (60) in the Houston area; twenty-seven (27) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; twenty-seven (27) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity Bancshares, Inc.®, and its subsidiaries.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity's control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity's securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations and weather.  These and various other factors are discussed in Prosperity's Annual Report on Form 10-K for the year ended December 31, 2009 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

CONTACT:  Dan Rollins, President and Chief Operating Officer of Prosperity Bancshares, Inc., +1-281-269-7199,  dan.rollins@prosperitybanktx.com